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                                  EXHIBIT 23.1
                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated February 15, 1999, except for the last paragraph of Note 12, as to which the date is March 10, 1999, with respect to the consolidated financial statements of Sage Networks, Inc. as of December 31, 1997 and 1998, and for the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, in the Registration Statement on Form S-1 and related Prospectus of Interliant, Inc. (formerly Sage Networks, Inc.) for the registration of shares of its common stock.

                                                 /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 10, 1999